Exhibit 10.25

2004 TIFFANY AND COMPANY
UN-FUNDED RETIREMENT INCOME PLAN TO RECOGNIZE COMPENSATION IN EXCESS OF INTERNAL REVENUE CODE LIMITS
Amended and Restated as of January 19, 2017

WHEREAS, Tiffany and Company, a New York Corporation, intends by this instrument to establish an unfunded plan to provide supplemental retirement benefits to executive officers and other members of a select group of management employees as a means of recruiting and retaining qualified employees; and

WHEREAS, this Plan is intended to constitute both an unfunded excess benefit plan under Section 3(36) of Title I of ERISA and a nonqualified, unfunded deferred compensation plan for a select group of management or highly compensated employees under Title I of ERISA.

WHEREAS, all benefits payable under this Plan shall be paid from the general assets of Tiffany and Company. This Plan is not intended to meet the qualification requirements of Section 401 of the Internal Revenue Code of 1986, as amended;

WHEREAS, the full earnings of highly compensated employees are not recognized as compensation under the Tiffany and Company Pension Plan due to limitations imposed under the Internal Revenue Code; and

WHEREAS, Tiffany and Company, for purposes of calculating supplemental retirement benefits under this plan, wishes to recognize earnings that would be recognized under the Tiffany and Company Pension Plan but for such limitations and pay supplemental retirement benefits under this plan that are not subject to any limitation as to amount under the Code; and

WHEREAS, Tiffany and Company revised this plan effective February 1, 2007 to modify age and service requirements for early retirement, which revisions are reflected in this document; and

WHEREAS, Tiffany and Company further revised this plan effective November 25, 2008 to provide for benefits under a voluntary enhanced retirement incentive program referred to as Pension-Plus, and to modify this plan’s terms relating to commencement of retirement benefits under this plan, due to restrictions imposed under the Internal Revenue Code, which revisions are reflected in this document; and

WHEREAS, Tiffany and Company further revised this plan effective January 12, 2009 to extend the Election Period for participation in Pension-Plus from January 12, 2009 to January 19, 2009; and

WHEREAS, Tiffany and Company further revised this plan effective October 31, 2011 to clarify opportunities for the commencement of benefits for Participants who ceased performing Creditable Service subsequent to December 31, 2003 and prior to February 1, 2007,

WHEREAS, Tiffany and Company further revised this plan effective March 17, 2016, to revise the terms of the Non-Competition and Confidentiality Covenants, and

WHEREAS, Tiffany and Company further revised this plan effective January 19, 2017, to revise the terms of the Non-Competition and Confidentiality Covenants.

NOW, THEREFORE, to carry the above intentions into effect, and intending to be legally bound hereby, Tiffany and Company does enter into this Plan effective the first day of January, 2004.

This Plan shall be known as the

2004 TIFFANY AND COMPANY
UN-FUNDED RETIREMENT INCOME PLAN TO RECOGNIZE COMPENSATION IN EXCESS OF INTERNAL REVENUE CODE LIMITS

ARTICLE I
DEFINITIONS

FOR THE PURPOSES OF THIS PLAN, THE FOLLOWING CAPITALIZED TERMS AND PHRASES SHALL HAVE THE MEANINGS ASCRIBED TO THEM BELOW:

“Accrued Benefit” means, with respect to each Participant, the amount on a given date of the benefits provided under Section 3.2 of this Plan using Average Final Compensation, Covered Compensation and Creditable Service determined as of such date. The Accrued Benefit for any Participant may be expressed in a form which is the Actuarial Equivalent of the Accrued Benefit.

“Actuarial Equivalent” shall have the same meaning as in the Pension Plan.

“Affiliate” means, (i) for purposes of the definition of “Cause”, with reference to any Person, any second Person that controls, is controlled by, or is under common control with, any such first Person, directly or indirectly; and (ii) for purposes of the definition of “Employer”, any entity that is required to be aggregated together with the Company and treated as the employer, in accordance with Section 1.409A-1(h)(3) of the Regulations.

“Applicable Interest Rate” means, for any period, the rate of interest on one-year U.S. Treasury securities (constant maturities), determined as of the month preceding the first month of such period.

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“Average Final Compensation” shall have the same meaning as in the Pension Plan.

“Benefit” means, with respect to each Participant or his beneficiary, the benefit to which Participant is entitled under Article III of this Plan.

“Board” means the Board of Directors of Tiffany and Company, a New York corporation.

“Cause” means a termination of Participant’s employment, involuntary on Participant’s part, which is the result of:

(i)
Participant’s conviction or plea of no contest to a felony involving financial impropriety or a felony which would tend to subject the Company or any of its Affiliates to public criticism or materially interfere with Participant’s continued service to the Company or its Affiliate;

(ii)
Participant’s willful and unauthorized disclosure of material “Confidential Information” (as that term is defined in the Non-Competition and Confidentiality Covenants) which disclosure is in breach of such Covenants and actually results in substantive harm to the Company’s or its Affiliate’s business or puts such business at an actual competitive disadvantage;

(iii)
Participant’s willful failure or refusal to perform substantially all such proper and achievable directives issued by Participant’s superior (other than: (A) any such failure resulting from Participant’s incapacity due to physical or mental illness, or (B) any such refusal made by Participant in good faith because Participant believes such directives to be illegal, unethical or immoral) after a written demand for substantial performance is delivered to Participant on behalf of Company, which demand specifically identifies the manner in which Participant has not substantially performed Participant’s duties, and which performance is not substantially corrected by Participant within ten (10) days of receipt of such demand;

(iv)
Participant’s commission of any willful act which is intended by Participant to result in his personal enrichment at the expense of the Company or any of its Affiliates, or which could reasonably be expected by him to materially injure the reputation, business or business relationships of the Company or any of its Affiliates;

(v)	A theft, fraud or embezzlement perpetrated by Participant upon Company or any of its Affiliates.

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For purposes of this definition, no act or failure to act on Participant’s part shall be deemed “willful” unless done, or omitted to be done, by Participant in bad faith toward, or without reasonable belief that such action or omission was in the best interests of, Company or its Affiliate. Notwithstanding the foregoing, Participant shall not be deemed to have been terminated for Cause for the purposes of this Plan unless and until there shall have been delivered to Participant a copy of a resolution duly adopted by the affirmative vote of not less than three-fourths (3/4th) of the entire membership of the Board (exclusive of the Participant if Participant is a member of such Board) at a meeting called and held for such purpose (after reasonable notice to Participant and an opportunity for Participant, together with counsel for Participant, to be heard before such Board), finding that, in the good faith opinion of such Board, Cause exists as set forth above.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” means the Pension Plan Committee of the Company, which shall have authority over this Plan.

“Company” shall have the same meaning as in the Pension Plan.

“Compensation” shall have the same meaning as in the Pension Plan, provided, however, that, for purposes of this Plan, the annual compensation taken into account for any Participant for any year shall not be subject to the annual compensation limit established by the Omnibus Budget Reconciliation Act of 1993 (Code Section 401(a)(17), as in effect from time to time).

“Covered Compensation” shall have the same meaning as in the Pension Plan.

“Creditable Service” shall have the same meaning as in the Pension Plan.

“Disability” means a medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, is receiving income replacement benefits for a period of not less than 3 months under an accident and health plan maintained by the Company.

“Early Retirement Date” shall mean, with respect to any Participant, the date such Participant first qualifies to receive a retirement allowance under the provisions of Section 3.4 below.

“Effective Date” means January 1, 2004.

“Employer” means, for purposes of the definition of “Separation from Service”, the Company and its Affiliates.

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“Ending Compensation” means the annual rate of Compensation from the Company in effect for the Participant at the time in question, provided that commissions, bonuses, premiums and incentives shall be determined by reference to such items paid in the last full Plan Year completed at the time in question.

“Non-Competition and Confidentiality Covenants” means an instrument in substantially the form of Exhibit A attached duly completed and executed by the Participant in question.

“Normal Retirement” means retirement at age 65, the normal retirement age under the Pension Plan.

“Normal Retirement Age” means the later of (i) Participant’s 65th birthday or (ii) the 5th anniversary from his date of hire.

“Normal Retirement Pension Benefit” means, with respect to each Participant at any point in time, the annual retirement allowance to which Participant would be entitled at Normal Retirement payable from the Pension Plan as an annuity for Participant's life, whether or not such retirement allowance is actually paid, and regardless of any optional form of benefit payment elected under the Pension Plan by said Participant based upon such Participant’s Average Final Compensation, Covered Compensation and Creditable Service, in each case as determined solely in accordance with the provisions of the Pension Plan and without reference to this Plan.

“Participant” means a participant in this Plan.

“Pension Plan” means the Tiffany and Company Pension Plan as such Pension Plan may be amended from time to time.

“Pension Benefit” shall have the same meaning as in the Pension Plan.

“Person” means any individual, firm, corporation, partnership, limited partnership, limited liability partnership, business trust, limited liability company, unincorporated association or other entity, and shall include any successor (by merger or otherwise) of such entity.

“this Plan” means the 2004 Tiffany and Company Un-funded Retirement Income Plan to Recognize Compensation in Excess of IRC Limits as described in this instrument, as amended from time to time.

“Plan Year” means a “Plan Year” under the Pension Plan.

“Regulations” means the Treasury Regulations promulgated pursuant to the Code, as amended from time to time.

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“Scheduled Benefit Commencement Date” means the date as of which benefits under the Plan are scheduled to commence, as determined in accordance with Sections 3.2(a), 3.2(b), 3.7, or 3.9, determined without regard to the provisions of Section 3.10.

“Select Management Employee” means those employees of the Company listed in Schedule I hereto who are, as of the Effective Date, actively employed by Tiffany and Company, or who thereafter return to active employment from a Company-approved approved leave of absence or disability leave and such persons who are thereafter appointed by the Board as an officer of Tiffany and Company with the title of Vice President, Group Vice President, Senior Vice President, Executive Vice President, President, Chairman of the Board, chief operating officer, chief executive officer, and any other management employee of the Company who is specifically designated a Select Management Employee by the Board; for the purpose of this definition, once a person has been appointed a Select Management Employee, he or she will be deemed, for the purposes of this Plan, to remain a Select Management Employee, regardless of subsequent change in title or responsibility. Notwithstanding the foregoing, the term Select Management Employees does not include persons (a) whose principal place of work is outside the United States and (b) who are paid their Compensation from a foreign bank or bank branch or who are eligible to receive retirement, severance or similar benefits under foreign law or as a result of foreign custom.

“Separation from Service” means, with respect to Participant, a termination of services provided by the Participant to the Employer, whether voluntarily or involuntarily, as determined by the Committee in accordance with Section 409A of the Code and Section 1.409A-1(h) of the Regulations. In determining whether a Participant has experienced a Separation from Service, the following provisions shall apply:

(i)
Separation from Service shall occur when the Participant has experienced a termination of employment with the Employer. A Participant shall be considered to have experienced a termination of employment for this purpose when the facts and circumstances indicate that the Participant and his or her Employer reasonably anticipate that either (A) no further services will be performed by the Participant for the Employer after the applicable date, or (B) that the level of bona fide services the Participant will perform for the Employer after such date (whether as an employee or as an independent contractor) will permanently decrease to no more than 20% of the average level of bona fide services performed by the Participant (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the Employer if the Participant has been providing services to the Employer less than 36 months).

(ii)	If the Participant is on military leave, sick leave, or other bona fide leave

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of absence, other than a disability leave, the employment relationship between the Participant and the Employer shall be treated as continuing intact, provided that the period of such leave does not exceed 6 months, or if longer, so long as the Participant retains a right to reemployment with the Employer under an applicable statute or by contract. If the period of a military leave, sick leave, or other bona fide leave of absence exceeds 6 months and the Participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship shall be considered to be terminated for purposes of this Plan as of the first day immediately following the end of such 6-month period. In applying the provisions of this paragraph, a leave of absence shall be considered a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Employer.

(iii)
If the Participant is on disability leave, the employment relationship between the Participant and the Employer shall be treated as continuing intact, provided that the period of such leave does not exceed 29 months. If the period of disability leave exceeds 29 months, the employment relationship shall be considered to be terminated for purposes of this Plan as of the first day immediately following the end of such 29-month period. For purposes of this paragraph, disability leave refers to a leave of absence that is due to any medically determinable physical or mental impairment that can be expected to result in death of can be expected to last for a continuous period of not less than 6 months, where such impairment causes the Participant to be unable to perform the duties of his position of employment or any substantially similar position of employment.

“Vested” means that the Participant has a right to his Accrued Benefit as provided for in Section 3.12 below forfeitable only as provided in Section 3.12 below.

ARTICLE II
PARTICIPATION IN THIS PLAN

2.1
Commencement of Participation. Each Select Management Employee shall automatically become a Participant in this Plan as of the latter of (i) the Effective Date, (ii) the date he or she first becomes a Participant in the Pension Plan or (iii) the date he or she is first appointed a Select Management Employee by the Board.

2.2
Cessation of Participation and Re-commencement of Participation. A Participant shall cease to be a Participant on the earlier of: (i) the date on which this Plan terminates or (ii) the date on which he ceases to be a Participant in the Pension Plan. A former Participant shall again become a Participant in this Plan

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when he again becomes a Participant in the Pension Plan. Except to the extent different treatment is prescribed for former Participants pursuant to the terms of Article III below, a former Participant will be deemed a Participant, for all purposes of this Plan, as long as such former Participant retains a Vested interest pursuant to the terms of Article III below.

ARTICLE III
PLAN BENEFITS

3.1
Overriding Limitation. Except as provided in this Section 3.1, under no circumstances will a Participant or a former Participant be entitled to a Benefit under this Plan unless Participant becomes Vested in his Normal Retirement Pension Benefit. In the event the Pension Plan shall have been terminated as of the time a Pension Benefit would have become payable to Participant under the Pension Plan, the Benefit under this Plan shall be calculated by application, by means of the formula set forth in Section 3.2 below, of the Normal Retirement Pension Benefit which would have been payable to Participant under the Pension Plan as in effect on February 1, 2007; and if Participant would not have been entitled to a Pension Benefit under the Pension Plan as in effect on February 1, 2007 as of the date a Benefit would otherwise become payable hereunder, no Benefit shall be payable under this Plan.

3.2	Annual Retirement Allowance; Commencement.

(a)
Subject to Section 3.2(c) and Section 3.12 below, any person who, subsequent to December 31, 2003 and prior to January 1, 2008 ceases to be a Participant after he is Vested and has rendered 10 or more years of Creditable Service, and any Participant who incurs a Separation from Service after December 31, 2007 after he is Vested and has rendered more than 10 years of Creditable Service, shall be entitled to an annual retirement allowance, payable in monthly installments commencing at the end of the later of (i) for a person who ceased to be a participant after December 31, 2003 and prior to January 1, 2008, the calendar month immediately following the month the person ceased to be a Participant and for a person who incurred a Separation from Service after December 31, 2007, the calendar month immediately following his Separation from Service; or (ii) the calendar month immediately following the month in which the person’s 55th birthday occurs.

(b)	Subject to the other provisions of this Article III, any person who, subsequent to December 31, 2003 and prior to January 1, 2008 ceases to be a Participant after he is Vested and who has not rendered

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10 or more years of Creditable Service, and any Participant who incurs a Separation from Service after December 31, 2007 after he is Vested and who has not rendered 10 or more years of Creditable Service, shall be entitled to an annual retirement allowance under this Plan, payable in monthly installments, such installments to commence at the end of the later of (i) for a person who ceased to be a Participant after December 31, 2003 and prior to January 1, 2008, the calendar month immediately following the month the person ceased to be a Participant and for a person who incurred a Separation from Service after December 31, 2007, the calendar month immediately following his Separation from Service; or (ii) the calendar month immediately following the month in which the person’s 65th birthday occurs.

(c)
With respect to a Participant who ceased performing Creditable Service subsequent to December 31, 2003 and prior to February 1, 2007, the provisions of Section 3.2(a) and (b) shall be modified as follows. Such Participant shall not be eligible to commence an annual retirement allowance under Section 3.2(a) unless he has rendered 15 or more years of Creditable Service, and in that event such retirement allowance shall commence no earlier than the end of the calendar month immediately following the month in which his 60th birthday occurs. If such Participant has not rendered 15 or more years of Creditable Service, his annual retirement allowance shall commence at the time specified under Section 3.2(b).

(d)
Monthly installments payable under this Section 3.2 shall continue to be paid to and including the last monthly payment in the month of his death. In all cases the amount of the annual retirement allowance shall be computed in accordance with Sections 3.3, 3.4 or 3.5 below, whichever may be applicable.

3.3
Normal Retirement Benefit. The annual retirement allowance for a Vested person who ceases to be a Participant on or after January 1, 2003 and prior to January 1, 2008, or a Participant who incurs a Separation from Service after December 31, 2007, and whose Scheduled Benefit Commencement Date is no earlier than his 65th birthday, shall be equal to (A) less (B), where (A) equals 1 percent of the person’s Average Final Compensation not in excess of Covered Compensation multiplied by the number of his years, including fractions thereof, of Creditable Service, plus 1-1/2 percent of his Average Final Compensation in excess of Covered Compensation multiplied by the number of his years, including fractions thereof, of Creditable Service, determined as of the date of his Separation from Service, and (B) equals such person’s Normal Retirement Pension Benefit, determined as of the date of his Separation from Service. For purposes of calculating the value of (A) in the

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foregoing sentence, but not for purposes of calculating the value of (B) therein, Average Final Compensation and Covered Compensation shall be determined without regard to any limit on Compensation imposed by Section 401(a)(17) of the Code.

3.4
Early Retirement Benefit. The annual retirement allowance for a Vested person who has rendered 10 or more years of Creditable Service (15 or more years of Creditable Service for a person whose Creditable Service ceased prior to February 1, 2007), and who ceases to be a Participant on or after January 1, 2003 and prior to January 1, 2008, or incurs a Separation from Service after December 31, 2007, and whose Scheduled Benefit Commencement Date is no earlier than his 60th birthday, but prior to his 65th birthday shall be equal to the annual retirement allowance computed in accordance with Section 3.3 above reduced by 1/12th of 5 percent for each month by which his attained age at his Scheduled Benefit Commencement Date is less than age 65. The annual retirement allowance for a Vested person who has rendered 10 or more years of Creditable Service (all or a portion of which Creditable Service was performed on or after February 1, 2007), and who ceases to be a Participant on or after January 1, 2003 and prior to January 1, 2008, or incurs a Separation from Service after December 31, 2007, and whose Scheduled Benefit Commencement Date is after the occurrence of his 55th birthday, but prior to his 60th birthday, shall be equal to the annual retirement allowance computed in accordance with Section 3.3 above reduced by a percentage which shall be the sum of (i) 25 percent and (ii) 1/12th of 3 percent for each month by which his attained age at his Scheduled Benefit Commencement Date is less than age 60.

3.5
Vested Retirement Benefit. The annual retirement allowance for a Vested person to whom Section 3.3 does not apply and whose retirement allowance commences before the occurrence of his 65th birthday shall be equal to the retirement allowance computed in accordance with Section 3.3 reduced to be the Actuarial Equivalent of such allowance.

3.6	Optional Benefits in Lieu of Regular Benefits.

(a)
A Participant under this Plan who is not married at his Scheduled Benefit Commencement Date shall be deemed to have elected that the retirement allowance payable under this Plan be payable in the form of an annuity for the life of the Participant, with no benefits continued to any person after his death, and a Participant under this Plan who is married as of his Scheduled Benefit Commencement Date shall be deemed to have elected that the annual retirement allowance payable under this Plan be payable in the form of an annuity for the life of the Participant, with 50% of such annuity continued for the life of his surviving spouse, unless

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the Participant elects, prior to his Scheduled Benefit Commencement Date and in accordance with Section 3.6(c), to receive payment under an optional form of benefit described in Section 3.6(b). The retirement allowance payable to married Participant, in accordance with this Section shall be reduced as provided in Section 3.6(b).

(b)
A Participant shall be permitted to elect to receive his benefit under this Plan in the form of an annuity payable for his life, with the provision that after his death an allowance of 50%, 66-2/3%,75% or 100% of the rate of his reduced allowance, as he shall elect, shall continue during the life of, and shall be paid to, the beneficiary designated by him at the time of electing the option. The amount payable to the Participant under any optional form or annuity shall be reduced from the amount otherwise payable for his life only, so that such annuity is the Actuarial Equivalent of the amount otherwise payable for his life only.

(c)
An election of an optional form of annuity shall be made at such time and in such manner as the Committee may direct, provided, however, that no election shall be given effect unless it is made prior to the Participant's Scheduled Benefit Commencement Date

3.7	Survivorship Benefits.

(a)     Upon the death prior to his Scheduled Benefit Commencement Date of a Participant who has become Vested in his Accrued Benefit, as provided in Section 3.12 of this Plan, (ii)a Participant who has attained Normal Retirement Age, (iii) subject to Section 3.12 below, the death of a former Participant who incurred a Separation from Service after he had become Vested in his Accrued Benefit there shall be payable to the Participant's or former Participant's spouse, if any, a spouse's allowance as provided for in this Section 3.7.

(b)    The amount of the spouse’s allowance shall be determined by Section 3.7(d) below for the spouse of a Participant described in Section 3.7(a)(i) or (ii) above. The amount of the spouse’s allowance shall be determined by Section 3.7(e) below for the spouse of a former Participant described in Section 3.7(a)(iv) above.

(c)    The spouse's allowance shall commence as of the first day of the calendar month following the month in which the Participant or former Participant died or would have attained age 55, whichever is the later.

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(d)    The spouse's allowance for the spouse of a person described in Section 3.7(a)(i) or (ii) above shall be the greater of (i) an allowance for the life of the spouse, payable monthly, which is equal to 20 percent of the Participant's or former Participant's Ending Compensation at the earlier of the time of his death or his Separation from Service, less any spouse’s allowance payable under the Pension Plan, or (ii) an allowance equal to the allowance the spouse would have received if the Participant or former Participant were deemed to have incurred a Separation from Service on the date of his death (whether or not an earlier Separation from Service occurred) and elected to receive, based on his Average Final Compensation and years of Creditable Service at his actual date of Separation from Service with the Company, the retirement allowance payable to him under Section 3.3 that would commence at the later of normal retirement age or the date of death, reduced for election of the 100% survivorship option at such deemed termination date, and continuing after his death in the same monthly amount during the life of his spouse.

(e)    Unless an optional form of benefit is selected in accordance with Section 3.6(c), the spouse’s allowance for the spouse of a former Participant described under Section 3.7(a)(iv) above shall equal the allowance the spouse would have received if the former Participant were deemed to have retired at the early retirement age and elected to receive, based on his Average Final Compensation and years of Creditable Service at the actual date of Separation from Service with the Company, the retirement allowance payable to him under Section 3.3, reduced for election of the 50% survivorship option at the normal retirement age and continuing after his death in a amount equal to 50% of the amount that would have been payable to the former Participant during his life.

3.8
Termination of Benefit Payments. Payment of Benefits under this Article III to a Participant, former Participant, Participant’s spouse or beneficiary, or former Participant’s spouse or other beneficiary shall cease with the monthly payment for the month in which such Participant, former Participant, spouse or beneficiary dies.

3.9
Disabled Participants. Notwithstanding any other provisions in this Plan, a Participant who incurs a Disability shall be treated as a Participant and shall continue to accrue Creditable Service until he dies, , becomes ineligible for further payments under such Program, or attains his 65th birthday, whichever shall first occur, and his Compensation in the last full year of his employment shall be deemed to be his annual Compensation for purposes of this Plan during such period. Any retirement allowance payable on his account under this Plan shall be made on the basis of his age, Average Final Compensation and Creditable Service

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at the time he died, attained his 65th birthday, or became ineligible. Any benefit payable to the Participant described in this Section 3.9 shall be payable commencing in the month following the month of his 65th birthday, if he is then alive. Any benefit payable to the surviving spouse of a Participant described in this Section 3.9 shall be determined in accordance with Section 3.7, provided, however, that for purposes of Section 3.7, and not for any other purpose of this Section 3.9, the date of the Participant's death shall be treated as if it were the date on which he incurred a Separation from Service.

3.10
Delay of Payments. In no event shall monthly payments of an annual retirement allowance payable under this Plan, or any payments under Section 3.11 below, be made earlier than 6 months following the date the payee ceased to be a Participant under this Plan; provided that promptly following the expiration of such 6 month period, a lump sum payment will be made to such person equal to all monthly installments that would, but for the provisions of this Section 3.10, have been paid to such person under this Plan, plus interest on the monthly payments that subject to such delay, at the Applicable Interest Rate for such period. Whenever the amount of any payment under this Plan is to be determined, it shall be determined without reference to this Section 3.10 on the assumption that such payments would earlier commence as otherwise provided for in this Article III but for the effect of this Section 3.10.

3.11
Required Cash-outs of Certain Accrued Benefits. If a Participant terminates service prior to January 1, 2009 and the present value of the Vested accrued pension or survivor benefit provided under Article III hereof in respect of such Participant is equal to or less than $5,000, or if a Participant incurs a Separation from Service after December 31, 2008 and the present value of the Vested accrued pension or survivor benefit provided under Article III hereof in respect of such Participant is equal to or less than the limitation in effect under Section 402(g)(1)(B) of the Code for the year in which he incurs such Separation from Service, the person to whom such benefits would otherwise be paid in monthly installments shall receive a lump-sum distribution of the present value of the entire Vested portion of such Accrued Benefit. For the purposes of determining the present value of a Vested Accrued Benefit under this Section 3.11, actuarial assumptions used under the Pension Plan for a comparable determination under the Pension Plan shall be used. Notwithstanding any provision in this Plan to the contrary, if a former Participant who has received a lump-sum distribution of his entire non-forfeitable benefit under this Plan pursuant to this Section 3.11 is re-employed by the Company, he shall be treated as a new Employee and prior service performed by the former Participant in respect of such distribution shall be disregarded for purposes of determining his Accrued Benefit under this Plan. A lump sum payment that is payable to a Participant in accordance with this Section shall be paid on the first day of the seventh month following the month in which he incurred a Separation from Service.

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3.12
Vesting and Forfeiture of Vested Benefits. A Participant shall be Vested in his Accrued Benefit under this Plan if that person is vested under the Pension Plan, provided that any Benefit that would otherwise be payable to a Participant or to the beneficiary of any Participant shall be forfeited in the event that (i) Participant’s employment with the Company is terminated by the Company for Cause, (ii) Participant voluntarily resigns from the Company prior to reaching Participant’s Normal Retirement Age and fails to execute and deliver to the Company the Non-Competition and Confidentiality Covenants prior to the effective date of such resignation, or (iii) a former Participant who has executed and delivered the Non-Competition and Confidentiality Covenants breaches Section 2 of such Covenants.

3.13
Adjustment, Amendment, or Termination of Benefit. Notwithstanding any other provision in this Plan to the contrary, the Company may not adjust, amend, or terminate its obligations to a Participant in respect of his Accrued Benefit under this Article III subsequent to that date on which Participant is     Vested pursuant to Section 3.12 above except as expressly provided in Section 3.12 above.

3.14
Tax Withholding. To the extent required by the law in effect at the time benefits are distributed pursuant to this Article III, the Company or its agents shall withhold any taxes required by the federal or any state or local government from payments made hereunder.

ARTICLE IV
UNFUNDED PLAN

4.1
Unfunded Benefits. Benefits are payable as they become due irrespective of any actual investments the Company may make to meet its obligations. Neither the Company, nor any trustee (in the event the Company elects to use a grantor trust to accumulate funds) shall be obligated to purchase or maintain any asset including any life insurance policy. To the extent a Participant or any other person acquires a right to receive payments from the Company under this Plan, such right shall be no greater than the right of any unsecured creditor of the Company.

4.2	No Contributions. Participants are neither required nor permitted to make contributions to this Plan.

ARTICLE V
AMENDMENT AND TERMINATION

5.1	Plan Amendment. Subject to Sections 3.12 and 3.13, this Plan may be amended

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in whole or in part by the Company at any time.

5.2
Plan Termination. Subject to Sections 3.12 and 3.13, the Company reserves the right to terminate this Plan at any time but only in the event that the Company, in its sole discretion, shall determine that the economics of this Plan have been adversely and materially affected by a change in the tax laws, other government action or other event beyond the control of the Participant and the Company or that the termination of this Plan is otherwise in the best interest of Company. To the extent consistent with the rules relating to plan terminations and liquidations in Section 1.409A-3(j)(4)(ix) of the Regulations or otherwise consistent with Section 409A of the Code, the Company may provide that, without the prior written consent of Participants, the Participants’ benefits hereunder shall be distributed in a lump sum upon termination of the Plan. Unless so distributed in accordance with the preceding sentence, in the event of a Plan termination, benefits hereunder shall continue to be paid in accordance with the foregoing provisions of the Plan.

ARTICLE VI
ADMINISTRATION AND CLAIMS PROCEDURES

6.1
Committee. The general administration of this Plan shall be the responsibility of the Committee. The Committee is the named fiduciary of this Plan for which this document is the written instrument. The Committee from time to time may establish rules for the administration of this Plan and the transaction of it business. Except to the extent the Board is required to determine whether the termination of a Participant’s employment is for Cause, the Committee shall have the sole discretionary authority to determine eligibility for benefits under this Plan and to construe the terms of this Plan and resolve any ambiguities hereunder. The interpretation and construction of any provision of this Plan by a majority of the members of the Committee at a meeting shall be final and conclusive. The interest assumptions, service tables, mortality tables and such other data, procedures and methods as may be necessary or desirable for use in all actuarial calculations required in connection with this Plan shall be those used in connection with the Pension Plan, except as otherwise required by the express provisions of this Plan.

6.2
Claims Procedures. Except as provided in Section 6.3 this Section shall govern every claim for benefits under this Plan. Every claim for benefits under this Plan shall be in writing directed to the Committee or its designee. Each claim filed shall be passed upon by the Committee within a reasonable time from its receipt. If a claim is denied in whole or in part the claimant shall be given written notice of the denial in language calculated to be understood by the claimant, which notice shall: (i) specify the reason or reasons for the denial; (ii) specify the Plan

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provisions giving rise to the denial; (iii) describe any further information or documentation necessary for the claim to be honored and explain why such documentation or information is necessary; and (iv) explain this Plan's review procedure. Upon the written request of any claimant whose claim has been denied in whole or in part, the Committee shall make a full and fair review of the claim and furnish the claimant with a written decision concerning it.

6.3
Challenging Forfeiture of Benefits due to Termination for Cause. If the Board, the Committee or both shall have determined that a Participant or his beneficiary shall forfeit a benefit under this Plan due to a termination of employment for Cause, such Participant (or his beneficiary in the event Participant is deceased) shall have the right to elect to challenge such forfeiture through binding arbitration held in New York City, New York under the then existing Commercial Arbitration Rules of the American Arbitration Association. Arbitration proceedings shall be conducted by three arbitrators who shall be authorized to determine whether Cause for termination existed, but solely for the purpose of determining rights to benefits under this Plan. Without limit to their general authority, the arbitrators shall have the right to order reasonable discovery in accordance with the Federal Rules of Civil Procedure. The final decision of the arbitrators shall be binding and enforceable without further legal proceedings in court or otherwise, provided that either party to such arbitration may enter judgment upon the award in any court having jurisdiction. The final decision arising from the arbitration shall be accompanied by a written opinion and decision which shall describe the rational underlying the award and shall include findings of fact and conclusions of law. The cost of such arbitration shall initially be borne equally to the parties to such arbitration (which parties shall be limited to the Company and the Participant (or his beneficiary)), and each party shall bear its or his own legal fees; however, the arbitrators shall have authority to award the Participant (or his beneficiary) his or her legal fees and costs if the arbitrators determine that the decision to forfeit any benefit was made in bad faith. As a condition to proceeding with such arbitration the Company may require the Participant or his beneficiary to agree, in writing, that the arbitration award will be binding upon the Participant or such beneficiary, as the case may be, in connection with rights under this Plan, and that the Participant waives any right to proceed through court proceedings. Such award shall be confidential and shall not be binding or admissible in connection with any other proceeding.

ARTICLE VII
MISCELLANEOUS

7.1
Supplemental Benefits. The benefits provided for the Participants under this Plan are in addition to benefits provided by any other plan or program of the Company and, except as otherwise expressly provided for herein, the benefits of this Plan

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shall supplement and shall not supersede any plan or agreement between the Company and any Participant.

7.2
Governing Law. The laws of the State of New York (without giving effect to its conflicts of law principles) govern all matters arising out of or relating to this Plan, including, without limitation, its validity, interpretation, construction, administration and enforcement, except such matters as may be governed by the federal laws of the United States of America.

7.3
Designation of Forum. Any legal action or proceeding arising out of or relating to rights or benefits under this Plan shall be brought, if at all, in the United States District Court for the Southern District of New York or in any court of the State of New York sitting in New York City.

7.4	Binding Terms. The terms of this Plan shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, executors, administrators and successors.

7.5
Non-Alienation of Benefits. No Benefit under this Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge. Any attempt so to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge the same shall be void; nor shall any such Benefit be in any manner liable for or subject to the debts, contracts, liabilities, engagements or torts of the person entitled to such Benefit. If any person entitled to a Benefit under this Plan becomes bankrupt or attempts to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge any Benefit under this Plan except as specifically provided in this Plan, then such Benefit shall, in the discretion of the Committee, cease and determine. In that event the Committee shall hold or apply the same for the Benefit of such person, his spouse, children, or other dependents, or any of them in such manner and in such proportion as the Committee may deem proper.

7.6
Severability. In the event any provision of this Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of this Plan, and this Plan shall be construed and enforced as if such illegal or invalid provision had never been contained therein.

7.7
Construction. All headings preceding the text of the several Articles hereof are inserted solely for reference and shall not constitute a part of this Plan, nor affect its meaning, construction or effect. Where the context admits, words in the masculine gender shall include the feminine and neuter genders, and the singular shall mean the plural.

7.8	No Employment Agreement. Nothing in this Plan shall confer on any Participant

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the right to continued employment with the Company and, except as expressly set forth in a written agreement entered into with the express authorization of the Board of Directors of Company, both the Participant and the Company shall be free to terminate Participant's employment with or without Cause.

7.9
Section 409A Compliance. The Company intends that the Plan meet the requirements of Section 409A of the Code and the guidance issued thereunder. The Plan shall be administered, construed and interpreted in a manner consistent with that intention. In no event shall the Company have any liability or obligation with respect to taxes for which the Participant may become liable as a result of the application of Section 409A of the Code. The Plan has been administered in good faith compliance with Section 409A and the guidance issued thereunder from January 1, 2005 through December 31, 2008.

ATTEST	TIFFANY AND COMPANY

By: /s/ John C. Duffy	By: /s/ Leigh M. Harlan
Name: Leigh M. Harlan
Title: Senior Vice President, Secretary
Secretary and General Counsel

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APPENDIX I

Pension-Plus 2008 -- Voluntary Enhanced Retirement Incentive Program

This Appendix I sets forth the provisions of the Plan that constitute the Voluntary Enhanced Retirement Incentive Program (“Pension-Plus 2008”) authorized by the Board of Directors in 2008.

1.    Definitions. In addition to the definitions set forth in Article I of the Plan, the following definitions shall apply solely for purposes of this Appendix I:

“Election Period” means the period of time beginning on November 26, 2008 and ending on January 19, 2009.

“Eligible Participants” means Participants who are employed by the Company as of January 31, 2009, are accruing benefits under the Plan as of the first day of the Election Period, and who, as of January 31, 2009, have met either of the following sets of criteria:

(i) attained at least fifty (50) years of age and ten (10) years of Creditable Service under the Plan; or

(ii) attained at least sixty (60) years of age and five (5) years of Creditable Service under the Plan.

Notwithstanding the foregoing, officers of Tiffany & Co., and officers of Tiffany and Company who, as of the first day of the Election Period, are participants in the 1994 Tiffany and Company Supplemental Retirement Income Plan, are excluded from the definition of Eligible Participants for purposes of this Appendix I and Pension-Plus 2008.

“Enhanced Retirement Benefits” means the benefits described in paragraph 3 of this Appendix I.

“Enhanced Retirement Date” means February 1, 2009 for any Eligible Participant who makes an election to participate in Pension-Plus 2008 in accordance with the provisions of paragraph 2 of this Appendix I; provided, however, that for any such Eligible Participant who timely elects to participate in Pension-Plus 2008 and whose services the Company regards as essential over the short term, the Company reserves the right, in its sole discretion, to delay such Enhanced Retirement Date to a subsequent date, which shall in no event be later than August 1, 2009.

“Pension-Plus 2008” means the program of Enhanced Retirement Benefits described in paragraph 3 of this Appendix I.

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2.    Election to Participate in Pension-Plus 2008. An Eligible Participant may elect to participate in Pension-Plus 2008 by electing to incur a Separation of Service on January 31, 2009 and filing the appropriate election form with the Company (including any release required by the Company) during the Election Period. Any such election may be revoked within seven (7) days after it has been received by the Company but may not be revoked thereafter.

3.    Enhanced Retirement Benefits. An Eligible Participant who elects to participate in Pension-Plus 2008 in accordance with paragraph 2 of this Appendix I shall be entitled to receive the following Enhanced Retirement Benefits, to be construed in accordance with corresponding Pension-Plus 2008 enhancements available under the Tiffany and Company Pension Plan:

(a) Such Eligible Participant shall be credited with an additional five (5) years of Creditable Service for all purposes under this Plan;

(b) For purposes of calculating such Eligible Participant’s Average Final Compensation, Compensation will be deemed to have increased, for each of the additional five (5) years of Creditable Service referenced in Section 3(a) above, at a rate of three percent (3%) annually, compounded, based on Compensation earned by Participant under the Plan from February 1, 2008 through January 31, 2009. In determining Eligible Participant’s Benefit, such Average Final Compensation will not be less than the Average Final Compensation would have been absent the Pension-Plus enhancement described in this section 3(b).

(c) For purposes of determining whether such Eligible Participant has reached age 55 under Section 3.2(a), Commencement, and for computing the amount of the early retirement benefits available under Section 3.4, such Eligible Participant’s age shall be increased by five (5) years.

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Exhibit A

NON-COMPETITION AND CONFIDENTIALITY COVENANTS

THIS INSTRUMENT is made and given this ___ day of _________ 201__ by __________(“Participant”) to and for the benefit of Tiffany and Company, a New York corporation, and its Affiliates, with reference to the following facts and circumstances:

A.
Participant wishes to receive Equity Awards which might be granted to Participant in the future or which have been granted to Participant, in each case on the condition that Participant executes and delivers this instrument, and is willing to make the promises set forth in this instrument and to execute and deliver this instrument, in order to be eligible to receive such Equity Awards.

B.	Participant understands that Equity Awards may be forfeited and any Proceeds of Equity Awards may become due and payable to Tiffany if Participant breaches the covenants contained in this instrument.

C.
If Participant is a participant or former participant in the Deferral Plan, Participant wishes to receive Excess DCRB Contributions; wishes to execute this instrument pursuant to Section 5.1(C) of such Plan; and understands that any such Excess DCRB Contributions and Investment Fund performance credited to such Contributions may be forfeited pursuant to such Plan if Participant breaches the covenants contained in this instrument.

D.
If Participant is a participant or former participant in the Excess Plan, Participant wishes to receive a Benefit, as defined in such Plan; wishes to execute this instrument pursuant to Section 3.12 of such Plan; and understands that any such Benefit may be forfeited pursuant to such Plan if Participant breaches the covenants contained in this instrument.

E.
Participant agrees that the benefits recited above, as applicable, in addition to Participant’s continued or new employment with Tiffany, constitute full and fair and consideration for the covenants made in this instrument.

NOW THEREFORE, Participant hereby agrees as follows:

1.      Defined Terms. Capitalized terms used herein shall have the meanings ascribed to them below or in the attached Definitional Appendix:

“Board” means the Board of Directors of Tiffany and Company, a New York corporation.

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“Confidential Information” means all confidential or proprietary information or trade secrets in any form or medium relating in any manner to Tiffany and/or its business, clients, vendors and suppliers, including but not limited to, contemplated new products and services, marketing and advertising campaigns, sales projections, creative campaigns and themes, financial information, budgets and projections, system designs, employees, management procedures and systems, employee training materials, equipment, production plans and techniques, product and materials specifications, product designs and design techniques, client information (including purchase history and client identifying information) and supplier and vendor information (including the identity of suppliers and vendors and information concerning the capacity of or products or pricing provided by specific suppliers and vendors); notwithstanding the foregoing, “Confidential Information” shall not include information that becomes generally publicly available other than as a result of a disclosure by Participant or that becomes available to Participant on a non-confidential basis from a Person that to Participant’s knowledge, after due inquiry, is not bound by a duty of confidentiality. In addition, notwithstanding the foregoing or anything else contained herein to the contrary, this instrument shall not preclude Participant from disclosing Confidential Information to the extent permitted by Sections 3(e), (f) and (g).

“Deferral Plan” means the Tiffany and Company Executive Deferral Plan, as amended from time to time.

“Duration of Non-Competition Covenant” means the period beginning with the date of this instrument and ending upon the earlier of (i) the first anniversary of Participant’s Termination Date or (ii) a Change in Control.

“Equity Awards” means any grant of options to purchase, restricted shares of, stock units that may be settled in, or stock appreciation rights that may be measured by appreciation in the value of, the Common Stock of Tiffany & Co., including any grants made under the terms of the 2005 Employee Incentive Plan, the 2014 Employee Incentive Plan or any plan adopted by Tiffany & Co. subsequent to the date of this instrument including grants made both before and after the date of this instrument.

“Excess DCRB Contribution” shall have the meaning provided in the Deferral Plan.

“Excess Plan” shall mean the 2004 Tiffany and Company Un-funded Retirement Income Plan to Recognize Compensation in Excess of Internal Revenue Code Limits, as amended from time to time.

“Investment Fund” shall have the meaning provided in the Deferral Plan.

“Jewelry” means jewelry (including but not limited to precious metal or silver jewelry or jewelry containing gemstones) and watches.

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“Notice” shall have the meaning provided in Section 8(d) of this instrument.

“Other Competitive Trade” means (i) the operation of one or more retail outlets primarily selling one or more of the following: leather goods, sterling silver goods other than Jewelry, china, crystal, stationery or fragrance, in any city in the world in which a TIFFANY & CO. store is located at the time in question, or (ii) the production or development of such products for retail sale, regardless of where in the world such activities are conducted.

“Proceeds of Equity Award” means, in U.S. dollars, (i) with respect to an Equity Award of restricted stock or stock units, the value of the shares on the date the Equity Award vests, and (ii) with respect to an Equity Award that is an option to purchase or a stock appreciation right, the spread between the strike price and the market value for the underlying shares on the exercise date, in each of cases (i) and (ii) measured by the simple average of the high and low selling prices of such shares on the principal market on which such shares are traded as of the vesting or exercise date, as applicable, if such vesting or exercise date is a trading date (and if such vesting or exercise date is not a trading date, then as of the trading date next following the vesting or exercise date).

“Proposed Transaction” shall have the meaning provided in Section 6 of this instrument.

“Restricted Territory” means the entire world, but if Participant’s position does not involve global responsibilities or a court of competent jurisdiction deems such geographic scope to be overly broad, then it means any country and state where Participant works or with which Participant has material contact; or with respect to which Participant has responsibility, supervision, and/or knowledge of the business, customers or other Confidential Information of Tiffany or any of its Affiliates.

“Retail Jewelry Trade” means the operation of one or more retail outlets (including stores-within-stores, leased departments or concessions) selling Jewelry in any city in the world in which a TIFFANY & CO. store is located at the time in question; provided that, for the purpose of this definition, a retail outlet will not be deemed engaged in the Retail Jewelry Trade if less than 5% of the items displayed for sale in such outlet are Jewelry, so that, by way of example, an apparel store that offers Jewelry as an incidental item would not be deemed engaged in the Retail Jewelry Trade hereunder.

“Tiffany” means Tiffany and Company, a New York corporation, and if the context so requires, Tiffany and Company and/or any Affiliate of Tiffany and Company, such term to be interpreted broadly so as to give rights equivalent to Tiffany and Company to any Affiliate of Tiffany and Company.

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“Wholesale Jewelry Trade” means the sale of Jewelry or gemstones to the Retail Jewelry Trade, the development or design of Jewelry for sale to the Retail Jewelry Trade or the production of Jewelry for sale to the Retail Jewelry Trade regardless of where in the world such activities are conducted.

2.      Non-Competition.

(a)To protect Tiffany’s legitimate protectable interests in, among other things, the Confidential Information and Tiffany’s business relationships and goodwill, Participant agrees that, for the Duration of the Non-Competition Covenant, Participant will not directly or indirectly (whether as a director, officer, consultant, principal, owner, member, partner, advisor, financier, employee, agent or otherwise) in the Restricted Territory:

(i)organize, establish, own, operate, manage, control, engage in, participate in, invest in, permit his/her name to be used by, act as an advisor or consultant to, render services for (alone or in association with any person, company, entity or firm, or any division, segment, or part thereof) or otherwise assist, any person or entity that engages in (or owns, invests in, operates, manages or controls any venture or enterprise that engages or proposes to engage in) (a) the Retail Jewelry Trade, (b) the Wholesale Jewelry Trade or (c) Other Competitive Trade if Participant has or had responsibility for activities or operations similar to the Other Competitive Trade while employed by Tiffany; provided, however, this subsection shall not prohibit an otherwise passive investment by Participant not exceeding five percent of the outstanding securities of a publicly traded company;

(ii)employ, attempt to employ or assist anyone in employing any person engaged or employed by Tiffany or any Affiliate of Tiffany within the then-preceding twelve (12) months, and with whom Participant had material contact during his/her employment; or solicit, induce, recruit or encourage any such person then employed or engaged by Tiffany or an Affiliate of Tiffany to terminate his or her employment or engagement with Tiffany or such Affiliate; or

(iii)do anything to divert or attempt to divert from Tiffany any business of any kind, including, without limitation, to solicit or interfere with any customers, clients, vendors, business partners or suppliers of Tiffany or any Affiliate of Tiffany, in each case with whom Participant had contact during the twelve (12)-month period prior to the end of his/her employment or with respect to whom Participant possesses any Confidential Information.

(b)Participant acknowledges and agrees to follow the Tiffany & Co. Business Conduct Policy - Worldwide and, if applicable, the Tiffany & Co. Code of Business and Ethical Conduct for Directors, the Chief Executive Officer, the Chief Financial Officer and All Other Officers of the Company, including without limitation any provisions

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concerning the provision of other services to other entities or persons while employed by Tiffany.

The provisions of Section 2(a)(i) above shall not apply if Participant’s employment with Tiffany is terminated by Tiffany for reasons other than Cause. The provisions of this Section 2 may be waived in whole or in part if deemed by the Board to be in the best interests of Tiffany or any of its Affiliates; provided, however, that if Participant is, on or within six months prior to Participant’s Termination Date, a Senior Officer, then the provisions of this Section 2 may only be waived by the Committee.

3.      Confidentiality. Participant acknowledges that Participant has had, and will continue to have, access to Confidential Information, and Participant agrees that:

(a)During Participant’s employment with Tiffany or any of its Affiliates, Participant will use Confidential Information only in the performance of his/her duties for Tiffany and its Affiliates, and shall protect Confidential Information from disclosure in accordance with the Tiffany & Co. Business Conduct Policy - Worldwide and, if applicable, the Tiffany & Co. Code of Business and Ethical Conduct for Directors, the Chief Executive Officer, the Chief Financial Officer and All Other Officers of the Company;

(b)Upon termination of Participant’s employment with Tiffany or any of its Affiliates, Participant will return all materials containing or relating to Confidential Information, together with all other property of Tiffany or its Affiliates or any of their respective customers. Participant shall not retain any copies or reproductions of correspondence, memoranda, reports, notebooks, drawings, photographs, or other documents relating in any way to the affairs of Tiffany or its customers, vendors or suppliers;

(c)Participant (i) will not use Confidential Information at any time for his/her personal benefit, for the benefit of any other person, company, entity or firm, or in any manner adverse to the interests of Tiffany, and (ii) will not disclose Confidential Information except to authorized Tiffany personnel, unless Tiffany expressly consents in advance in writing or unless the Confidential Information becomes clearly of public knowledge or enters the public domain other than through an unauthorized disclosure by Participant or through a disclosure not by Participant which Participant knew or reasonably should have known was an unauthorized disclosure;

(d)Participant acknowledges and agrees that any electronic accounts that Participant opens, handles or becomes involved with on Tiffany’s behalf constitute Tiffany property. Participant will provide all access codes, passcodes, and administrator rights to Tiffany at any time during or after his/her employment or on demand;

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(e)Notwithstanding this Section 3 or any other provision of this instrument, nothing prohibits Participant or Participant’s counsel from communicating or filing a charge with, providing information to, participating in an investigation or proceeding conducted by, or receiving an award for information from, any federal, state or local governmental agency or commission or any self-regulatory organization, in each case without notice to Tiffany.

(f)Further, nothing prohibits Participant, if a former or current U.S. employee, from disclosing to employees and others (including the media) information about wages, benefits and other terms and conditions of employment; employee names, addresses, telephone numbers, and non-Tiffany email addresses; and employee lists, when exercising statutory rights to organize or to act for individual or mutual benefit under the National Labor Relations Act or other laws, or to exercise their rights under other applicable law.
(g)     Participant acknowledges that Section 7 of the Defend Trade Secrets Act of 2016 and Title 18, Section 1833 (as amended) of the U.S. Code, provides that Participant shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made: (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law; (ii) in a complaint or other document filed in a lawsuit or proceeding if such filing is made under seal; or (iii) to Participant’s attorneys to use such trade secret in connection with a lawsuit for retaliation by Tiffany for reporting a suspected violation of law, provided that Participant files any document containing such trade secret under seal and does not disclose such trade secret, except pursuant to court order.

4.    Forfeiture of Equity Awards and Return of Proceeds of Equity Awards in the Event of Breach; Forfeiture of Other Applicable Benefits. In the event Participant breaches Participant’s obligations under Section 2 or 3 above, Participant shall:

(a)forfeit and lose all rights under any Equity Award, whether or not such Equity Award shall have vested, and such Equity Award shall thereupon become null and void;

(b)immediately pay to Tiffany the Proceeds of Equity Award for (i) each grant of stock option or stock appreciation right that was exercised and (ii) each grant of restricted stock or stock units that has vested, in both cases (i) and (ii), within the period beginning 180 days prior to Participant’s Termination Date and ending upon the expiration of the Duration of Non-Competition Covenant;

(c)if applicable, forfeit any and all Excess DCRB Contributions and Investment Fund performance credited to such contributions in Participant’s Deferred

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Benefit Accounts that would otherwise be payable to Participant or his Beneficiary under the Deferral Plan; and promptly repay to Tiffany any amounts paid from any Excess DCRB Contributions and Investment Fund performance credited to such contributions in Participant’s Deferred Benefit Accounts that have been paid to Participant or his Beneficiary under the Deferral Plan prior to such breach (for purposes of this Section 4(c), capitalized terms shall have the meanings provided in the Deferral Plan); and

(d)if applicable, forfeit and lose any and all rights to any current or future Benefit (as defined in the Excess Plan) under the Excess Plan.

5.      Enforcement.

(a)Participant agrees that the restrictions set forth in this instrument are reasonable and necessary to protect the goodwill and other legitimate business interests of Tiffany. If any of the provisions set forth herein is deemed invalid, illegal or unenforceable based upon duration, geographic scope or otherwise, Participant agrees that such provision shall nonetheless remain valid and fully effective, but will be considered modified to make it enforceable to the fullest extent permitted by law. In the event that one or more of the provisions contained in this instrument shall for any reason be held unenforceable in any respect under the law of any state of the United States or the United States, then (i) it shall be enforced to the fullest extent permitted under applicable law, and (ii) such unenforceability shall not affect any other provision of this instrument, but this instrument shall then be construed as if such unenforceable portion(s) had never been contained herein.

(b)In the event of breach or threatened breach by Participant of the provisions set forth in this instrument, Participant acknowledges that Tiffany will be irreparably harmed and that monetary damages (including loss of the Benefit) shall be an insufficient remedy to Tiffany. Therefore, Participant consents to the enforcement of this instrument by means of temporary or permanent injunction and other appropriate equitable relief in any competent court, without Tiffany being required to post a bond or other security, in addition to any other remedies Tiffany may have under this instrument, applicable law or otherwise.

6.      Procedure to Obtain Determination. Should Participant wish to obtain a determination that any proposed employment, disclosure, activity, arrangement or association (each a “Proposed Transaction”) is not prohibited hereunder, Participant shall direct a written request to the Board. Such request shall fully describe the Proposed Transaction. Within 30 days after receipt of such request, the Board may (a) issue such a determination in writing, (b) issue its refusal of such request in writing, or (c) issue a written request for more written information concerning the Proposed Transaction. In the event that alternative (c) is elected (which election may be made on behalf of the Board by the Legal Department of Tiffany without action by the Board), any action on Participant’s request will be deferred for ten (10) days following receipt by said Legal

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Department of the written information requested. Failure of the Board to act within any of the time periods specified in this Section 6 shall be deemed a determination that the Proposed Transaction is not prohibited hereunder. A determination made or deemed made under this Section 6 shall be limited in effect to the Proposed Transaction described in the submitted materials and shall not be binding or constitute a waiver with respect to any other Proposed Transaction, whether proposed by such Participant or any other Person. In the event that Participant wishes to seek a determination that employment with a management consulting firm, an accounting firm, a law firm or some other provider of consulting services to a wide variety clients will not be prohibited hereunder should such firm, at some unspecified time, provide services to a Person in the Retail Jewelry Trade or the Wholesale Jewelry Trade, Participant may seek a determination hereunder; in submitting such a Proposed Transaction, Participant should specify the extent that Participant will be involved in or can be excluded from involvement in the provision of such services. In making any determination under this Section 6, the Board shall not be deemed to be acting as a fiduciary with respect to Participant or any beneficiary of Participant and shall be under no obligation to issue a determination that any Proposed Transaction is not prohibited hereunder. If Participant is a Senior Officer at the time any determination under this Section 6 is requested, such a request shall be directed to the Committee, and actions and determinations described in this Section 6 shall be conducted by such Committee.

7.      Arbitration and Equitable Relief.      Participant and Tiffany agree that any and all disputes arising out or relating to the interpretation or application of this instrument, including any dispute concerning whether any conduct is in violation of Section 2 or 3, shall be subject to arbitration under the then existing Employment Arbitration Rules of the American Arbitration Association. Arbitration proceedings shall be conducted by one arbitrator mutually selected by Participant and Tiffany or, if the parties are unable to agree, the default selection procedure of such Rules. Unless the parties agree otherwise, the location of the arbitration proceedings will be no more than 45 miles from the last principal place of Participant’s employment with Tiffany; however, if Participant’s last principal place of employment was outside the U.S., then the location will be New York, New York. Without limit to the arbitrator’s general authority, the arbitrator shall have the right to order reasonable discovery and decide dispositive motions. The final decision of the arbitrators shall be binding and enforceable without further legal proceedings in court or otherwise, provided that either party to such arbitration may enter judgment upon the award in any court having jurisdiction. The final decision arising from the arbitration shall be accompanied by a written opinion and decision which shall state the essential findings of fact and conclusions of law. The cost of the arbitrator and the arbitration shall be borne by Tiffany, but each party to the arbitration shall bear its own attorney’s fees. Notwithstanding any provision in this Section 7, the requirement to arbitrate disputes shall not apply to any action to enforce this instrument by means of temporary or permanent injunction or other appropriate equitable relief, in which case the parties expressly consent to such a dispute being brought in a court of law with competent jurisdiction.

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8.      Miscellaneous Provisions.

(a)Tiffany may assign its rights to enforce this instrument to any of its Affiliates. Participant understands and agrees that the promises in this instrument are for the benefit of Tiffany and its Affiliates and for the benefit of their successors and assigns.

(b)Any determination made by the Board under Section 6 above shall bind Tiffany and its Affiliates.

(c)The laws of the State of New York, without giving effect to its conflicts of law principles, govern all matters arising out of or relating to this instrument and all of the prohibitions and remedies it contemplates, including, without limitation, its validity, interpretation, construction, performance and enforcement.

(d)Each Person giving or making any notice, request, demand or other communication (each, a “Notice”) pursuant to this instrument shall give the Notice in writing and use one of the following methods of delivery (each of which for purposes of this instrument is a writing): personal delivery; registered or certified mail, in each case postage prepaid and return receipt requested; or nationally recognized overnight courier, with all fees prepaid.

(e)Each Person giving a Notice shall address the Notice to the recipient at the address given on the signature page of this instrument or to a changed address designated in a Notice.

(f)A Notice is effective only if the person giving the Notice has complied with subsections (d) and (e) and if the recipient has received the Notice. A Notice is deemed to have been received upon receipt as indicated by the date on the signed receipt; provided, however, that if the recipient rejects or otherwise refuses to accept the Notice, or if the Notice cannot be delivered because of a change in address for which no Notice was given, then upon such rejection, refusal or inability to deliver, such Notice will be deemed to have been received. If any Notice is received after 5:00 p.m. on a business day where the recipient is located, or on a day that is not a business day where the recipient is located, then the Notice shall be deemed received at 9:00 a.m. on the next business day where the recipient is located.

(g)This instrument shall not be amended except by a subsequent written instrument that has been executed by Participant and on behalf of Tiffany by a duly authorized officer of Tiffany. Participant’s obligations under this instrument may not be waived, except pursuant to a writing executed on behalf of Tiffany or as otherwise provided in Section 6 above.

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(h)All prior and contemporaneous negotiations, agreements between the parties or instruments executed by Participant concerning post-employment restrictive covenants applicable to Participant are expressly merged into and superseded by this instrument; provided, however, that in the event Participant is subject to restrictive covenants set forth in an individual employment or similar agreement, such covenants shall remain in force and effect and, to the extent there is a conflict between the preexisting covenants and the covenants set forth herein, the covenants set forth herein shall supersede and govern only with respect to application and enforcement of the provisions set forth in Section 4 above.

(i)Any reference in this instrument to the singular includes the plural where appropriate, and any reference in this instrument to the masculine gender includes the feminine and neuter genders where appropriate. The descriptive headings of the sections of this instrument are for convenience only and do not constitute part of this instrument.

IN WITNESS WHEREOF, this instrument has been executed on the date first written above.

Participant

__________________________
Name:

Notice Address :

__________________________

__________________________

__________________________

Accepted and agreed (as to Section 7 only)

Tiffany and Company

By:______________________
Name:
Title:

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Notice Address :

The Board of Directors
Tiffany and Company
Care of:
Legal Department
200 Fifth Avenue
New York, NY 10022

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Appendix I -- Definitions

“Affiliate” shall mean any Person that controls, is controlled by or is under common control with, any other Person, directly or indirectly.

“Approved Broker” means one or more securities brokerage or financial services firms designated by Parent from time to time.

“Cause” shall mean a termination of employment which is the result of:

(i)
Participant’s conviction or plea of guilty or nolo contendere to a felony or any other crime involving financial impropriety or moral turpitude which would tend to subject Parent or any Affiliate of Parent to public criticism or to materially interfere with Participant’s continued employment;

(ii)
Participant's willful and material violation of (A) Parent’s Business Conduct Policy - Worldwide or (B) if applicable, Parent’s Code of Business and Ethical Conduct for Directors, the Chief Executive Officer, the Chief Financial Officer and All Other Officers of the Company, in each case as such policy may be amended from time to time;

(iii)
Participant’s willful failure, or willful refusal, to substantially perform or attempt to substantially perform his or her duties or all such proper and achievable directives issued by Participant’s manager or the Parent Board (other than any such failure resulting from incapacity due to physical or mental illness, or any such refusal made in good faith because Participant believes such directives to be illegal, unethical or immoral), provided Participant receives written notice demanding substantial performance and fails to comply within ten (10) business days of such demand;

(iv)	Participant’s gross negligence in the performance of Participant’s duties and responsibilities that is materially injurious to Parent or any Affiliate of Parent;

(v)	Participant’s willful breach of any material obligation that Participant has to Parent or any Affiliate of Parent under any written agreement with Parent or such Affiliate;

(vi)	Participant's fraud, dishonesty, or theft with regard to Parent or any Affiliate of Parent; and

(vii)	Participant’s failure to reasonably cooperate in any investigation of alleged misconduct by Participant, or by any other employee of Parent or any Affiliate of Parent.

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For purposes of the foregoing, no act or failure to act on Participant’s part shall be deemed “willful” unless done, or omitted to be done, by Participant in bad faith toward, or without reasonable belief that his or her action or omission was in the best interests of, Parent or any Affiliate of Parent.

“Change in Control” shall mean the occurrence of any of the following:

(i)
Any Person or group (as defined in Rule 13d-5 under the Exchange Act) of Persons (excluding (i) Parent or any of its Affiliates, (ii) a trustee or any fiduciary holding securities under an employee benefit plan of Parent or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) a corporation owned, directly or indirectly by stockholders of Parent in substantially the same proportions as their ownership of Parent, or (v) any surviving or resulting entity or ultimate parent entity resulting from a reorganization, merger, consolidation or other corporate transaction referred to in clause (iii) below that does not constitute a Change in Control under clause (iii) below) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Parent representing thirty-five percent (35%) or more of the combined voting power of Parent’s then outstanding securities entitled to vote in the election of directors of Parent;

(ii)
If the individuals who, as of March 16, 2016, constitute the Parent Board (such individuals, the “Incumbent Board”) cease for any reason to constitute a majority of the Parent Board, provided that any person becoming a director subsequent to such date whose election, or nomination for election by the Parent’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such person were a member of the Incumbent Board;

(iii)
The consummation of a reorganization, merger, consolidation or other corporate transaction involving Parent, in each case with respect to which the stockholders of Parent immediately prior to the consummation of such transaction would not, immediately after the consummation of such transaction, own more than fifty percent (50%) of the combined voting power of the surviving or resulting Person or ultimate parent entity resulting from such transaction, as the case may be; or

(iv)
Assets representing fifty percent (50%) or more of the consolidated assets of Parent and its subsidiaries are sold, liquidated or distributed in a transaction (or series of transactions within a twelve (12) month period),

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other than such a sale or disposition immediately after which such assets will be owned directly or indirectly by the stockholders of Parent in substantially the same proportions as their ownership of the common stock of Parent immediately prior to such sale or disposition.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and any successor provisions thereto.

“Committee” means the Compensation Committee of the Parent Board and/or the Stock Option Subcommittee thereof.

“Common Stock” shall mean the common stock of Parent.

“Disability” shall mean Participant’s incapacity due to physical or mental illness which causes Participant to be absent from the full-time performance of Participant’s duties with Employer for six (6) consecutive months; provided, however, that Participant shall not be determined to be subject to a Disability unless Participant fails to return to full-time performance of Participant’s duties with Employer within thirty (30) days after Employer delivers a written notice to Participant advising Participant of the impending termination of his or her employment due to Disability.

“Eligible Termination” shall mean the involuntary termination of Participant’s employment without Cause, provided that at the time of such termination Participant is a Senior Officer and has completed at least ten (10) years of service as a Senior Officer.

“Employer” shall mean the Affiliate of Parent that employs Participant from time to time, and any successor to its business and/or assets by operation of law or otherwise.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and any successor act or provisions thereto.

“Good Reason” means any one or more of the following actions taken without Participant’s consent:

(i)	a material adverse change in Participant’s duties, authority, responsibilities or reporting responsibility;

(ii)
a failure of any successor to Employer or Parent (whether direct or indirect and whether by merger, acquisition, consolidation, asset sale or otherwise) to assume in writing any obligations arising out of any agreement between Employer or Parent and Participant;

(iii)	any other action or inaction that constitutes a material breach by Employer or Parent of any agreement between Participant and Employer. For the

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avoidance of doubt, any payout of a short-term incentive or annual bonus for a given fiscal year which is less than the target shall not constitute Good Reason, provided that such lower payout is based upon the failure to meet pre-determined performance goals or a good faith determination by Employer or the Committee of Parent Board that Parent’s financial performance or Participant’s personal performance did not warrant a greater payout;

(iv)	Parent’s failure to comply with the terms of any equity award granted to or required by contract to be granted to Participant; or

(v)
the relocation of Employer’s office where Participant was based immediately prior to a Change in Control to a location more than fifty (50) miles away, or should Employer require Participant to be based more than fifty (50) miles away from such office (except for required travel on Employer’s business to an extent substantially consistent with Participant’s customary business travel obligations in the ordinary course of business prior to a Change in Control).

Notwithstanding the foregoing, Participant must give written notice to the Corporate Secretary of Parent of the occurrence of an event or condition that constitutes Good Reason no later than ninety (90) days following the occurrence of such event or condition, and Employer shall have thirty (30) days from the date on which such written notice is received to cure such event or condition.  If Employer is able to cure such event or condition within such 30-day period (or any longer period agreed upon in writing by Participant and Employer), such event or condition shall not constitute Good Reason hereunder.  If Employer fails to cure such event or condition, Participant’s termination for Good Reason shall be effective immediately following the end of such 30-day cure period (or any such longer period agreed upon in writing by Participant and Employer).

“Incumbent Board” shall have the meaning provided in sub-section (ii) of the definition entitled “Change in Control.”

“Involuntary Termination” means, following a Change in Control, (i) Employer’s involuntary termination of Participant’s employment without Cause, or (ii) Participant’s resignation from Employer due to Good Reason within one year following such Change in Control.

“Parent” shall mean Tiffany & Co., and any successor to all or substantially all of its business and/or assets by operation of law or otherwise.

“Parent Board” shall mean the Board of Directors of Parent.

“Person” shall mean any individual, firm, corporation, partnership, limited

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partnership, limited liability partnership, business trust, limited liability company, unincorporated association or other entity, and shall include any successor (by merger or otherwise) of such entity.

“Retirement” shall mean Participant’s voluntary resignation from employment with Employer after reaching age 65, or after reaching age 55 if Participant has completed 10 years of employment with Employer prior to Participant’s Termination Date.

“Senior Officer” means an officer of Parent appointed by the Parent Board and having one or more of the following titles: Senior Vice President, Executive Vice President, or Chief Executive Officer.

“Separation from Service” means a “separation from service” as defined in Treasury Regulation Section 1.409A-1(h).

“Share” means a share of Common Stock.

“Specified Employee” means a “specified employee” as defined in Code Section 409A(a)(2)(B)(i).

“Terminating Transaction” shall mean any one of the following:

(i)	the dissolution or liquidation of Tiffany & Co.;

(ii)	a reorganization, merger or consolidation of Tiffany & Co. with one or more Persons as a result of which Tiffany & Co. goes out of existence or becomes a subsidiary of another Person; or

(iii)	upon the acquisition of substantially all of the property or more than eighty percent (80%) of the then outstanding stock of Tiffany & Co. by another Person;

provided that none of the foregoing transactions (i) through (iii) will be deemed to be a Terminating Transaction, if as of a date at least fourteen (14) days prior to the date scheduled for such transaction provisions have been made in writing in connection with such transaction for the assumption of the Grant or the substitution for the Grant of a new grant covering the publicly-traded stock of a successor Person, with appropriate adjustments as to the number and kind of shares.

“Termination Date” shall mean the first day on which Participant’s employment with Employer terminates for any reason; provided that a termination of employment shall not be deemed to occur by reason of the transfer of employment between Employers; and further provided that such employment shall not be considered terminated while Participant is on a leave of absence approved by Employer or required by applicable law. If, as a result

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of a sale or other transaction, Employer ceases to be an Affiliate of Parent, the occurrence of such transaction shall be treated as the Termination Date, and Participant’s employment will be deemed to have been involuntarily terminated without cause.

“Tiffany & Co.” shall mean Tiffany & Co., a Delaware corporation.

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